EXHIBIT 23.1
Consent of Independent Registered Certified Public Accounting Firm
We have issued our reports dated February 25, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Seacor Holdings Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Seacor Holdings Inc. on Forms S-3 (File No. 333-230111, File No. 333-05483, File No. 333-11705, File No. 333-20921, File No. 333-37492, and File No. 333-56842) and on Forms S-8 (File No. 333-105340, File No. 333-105346, File No. 333-143066, File No. 333-179655, File No. 333-179656, File No. 333-182082, File No. 333-196304, File No. 333-226680, and File No. 333-239212).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida
February 25, 2021